Exhibit 99.1

Tyson Adds Sixth Independent Board Member

HealthSpring, Inc. CFO Becomes Newest Director

Springdale, Arkansas – August 2, 2007 – A senior executive at one of the nation’s largest managed care organizations has been named to the board of directors of Tyson Foods, Inc. (NYSE:  TSN), company officials announced today.

Kevin McNamara, who is executive vice president, chief financial officer and treasurer of Nashville-based HealthSpring, Inc., becomes Tyson’s 11th director and sixth independent or outside member of the board.  He has also been appointed to serve on the board’s audit committee.

“We believe Kevin is a tremendous addition to our board, especially given his financial background and extensive experience in the health care industry,” said Tyson Chairman John Tyson.  “I look forward to his participation on the board.”

McNamara, who is 51 years old, has been in his current position with HealthSpring since April 2005.  He previously served as chief financial officer of HCCA International, Inc., a healthcare management and recruiting company, and as chief executive officer and director of Private Business, Inc., a provider of electronic commerce solutions to community banks.  He was also senior vice president and chief financial officer of Envoy Corporation, a provider of electronic transactions processing services to the healthcare industry.

McNamara is a certified public accountant (inactive) and holds a degree in accounting from Virginia Commonweath University and a master’s degree in business administration from the University of Richmond.

Tyson Foods, Inc. [NYSE: TSN], founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 80 countries. The company has approximately 104,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

####

CONTACTS

News Media:  Gary Mickelson 479-290-6111

Investor Relations:  Ruth Ann Wisener 479-290-4235